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                                                                   Exhibit 10.32

                                LICENSE AGREEMENT

         This License Agreement, together with exhibits attached hereto ("Agreement"), effective as of October 15, 2002 (the "Effective Date"), is entered into by and between THIRD WAVE TECHNOLOGIES, INC., organized under the laws of Delaware and having its principal place of business at 502 S. Rosa Road, Madison, Wisconsin 53719 ("TWTI"), and ACLARA BIOSCIENCES, INC., organized under the laws of Delaware and having its principal place of business at 1288 Pear Avenue, Mountain View, California 94043 ("ACLA"). TWTI and ACLA may each be referred to herein individually as a "Party" or, collectively, as "Parties."

                                    Recitals

         Whereas, TWTI and ACLA entered into a Development and Commercialization Agreement, dated October 24, 2001, which the Parties wish to terminate and supersede, in its entirety (except as otherwise set forth below), by this Agreement; and

         Whereas, TWTI has technology and intellectual property for, among other things, genetic analysis and life science research and testing, including test kits, components, and other products and services based upon its proprietary Invader(R) platform and/or Cleavase(R) enzymes; and

         Whereas, ACLA has technology and intellectual property for, among other things, genetic analysis and life science research and testing, including products, services, and components based upon ACLA's eTag(TM) technology; and

         Whereas, TWTI wishes to license to ACLA, and ACLA wishes to obtain from TWTI, certain rights under TWTI intellectual property related to the Invader(R) platform, InvaderCreator(TM) software and/or Cleavase(R) enzymes, to commercialize certain assay products that perform multiplexed gene expression using ACLA's eTag(TM) technology; and

         Whereas, TWTI and ACLA are entering into a Supply Agreement of even date herewith for the supply by TWTI to ACLA of Cleavase Enzyme (as defined below) on the terms and conditions set forth therein and are entering into an InvaderCreator(TM) Access Agreement of even date herewith for purposes of providing ACLA with access to TWTI's InvaderCreator(TM) Software (as defined below).

         Now, Therefore, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:




Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                        1

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                                    ARTICE 1

                                   Definitions

         Capitalized terms not otherwise defined herein will have the meaning set forth below:

         1.1 "Aclara Component" means an Aclara Precursor from a library that, when the Aclara Precursor is incorporated into a*** which has been*** an***, allows the*** to be separated by*** from other*** that each incorporate an Aclara Precursor from the library. As used herein, "Aclara Precursors" shall mean*** specifically designed and suitable for use to construct a library of such*** by*** where each member of the library can be differentiated from the other members by its***.

         1.2 "ACLA Entities" means ACLA, its Resellers, Value Added Distributors, Manufacturing Distributors, and Affiliates of ACLA or any such party.

         1.3 "Affiliate" with respect to a party, means any business entity controlling, controlled by, or under common control with such party, but only so long as such control exists. For the purposes of this Section 1.3 and Sections
1.46 and 4.2(b) only, "control" means the possession, directly or indirectly, of the power to direct the management or policies of an entity through ownership of fifty percent (50%) or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of fifty percent (50%) or more of the corresponding interest for the election of the entity's managing authority); provided that, if local law in a country outside the United States requires a minimum percentage of local ownership such that the maximum percentage that may be owned by foreign interests is less than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

         1.4 "Bridging Oligonucleotide" shall have the meaning assigned in
Section 1.25 below.

         1.5 "Bundled" shall mean that the specified items are not distributed separately, but are promoted, priced, and distributed collectively as a Licensed Product.

         1.6 "Cleavage Enzyme" means any enzyme that (A) recognizes the structure formed by the hybridization of an Invader Probe and a Primary Probe to their cognate Target sequence such that the Invader Probe overlaps, at its 3' terminus by at least one nucleotide, the duplex formed by the hybridization of the Primary Probe to the complementary region of the Target; (B) cleaves the Non-Hybridizing Region from the Primary Probe when such structure exists; and
(C) has limited or no nucleic acid synthesis ability. It is acknowledged and agreed that Cleavage Enzymes shall include enzymes having the three properties described in (A), (B), and (C) of this Section 1.6 above, regardless of whether or not the enzyme has other properties or uses,

____________________

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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including causing cleavage under different circumstances, or cleaves additional nucleic acid bases along with the Non-Hybridizing Region. Cleavage Enzyme shall include those enzymes identified on Exhibit 2.2 in the Supply Agreement.

         1.7 "Cleavase Enzyme" shall mean any Cleavage Enzyme to the extent actually (i) supplied by TWTI or its designee to ACLA under the Supply Agreement; or (ii) manufactured by ACLA in accordance with Section 2.10 of the Supply Agreement.

         1.8 "Confidential Information" means any and all information, including without limitation Technology, that is disclosed by either Party to the other in written or other similar form, by inspection of tangible objects, orally, or otherwise in connection with this Agreement that if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature and that, if orally disclosed, is indicated orally by the disclosing party at the time of such disclosure to be confidential or proprietary and is confirmed as being confidential or proprietary by the disclosing Party in a writing, designated as "Confidential" or with similar designation, and delivered to the receiving Party within thirty
(30) days of such oral disclosure.

         1.9 "Control" means, with respect to an item of Technology or an Intellectual Property Right, possession by the Party granting the applicable license of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Technology or Intellectual Property Right to the other Party, and to grant and authorize the licenses, and sublicenses, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any of the following: (i) a violation of the terms of any written agreement with any Third Party; (ii) a violation or infringement of any Patent, copyright, trade secret, or other Intellectual Property Right of any Third Party; (iii) the granting Party being required to pay any royalty or other consideration to any Third Party that would not have been required had a license not been provided under this Agreement;
(iv) a violation of any law, regulation, rule, code, order or other requirement of any federal, state, foreign, local, or other government body or the need for any additional permits, payments, authorizations, or approvals under any such law, regulation, rule, code, order or requirement. Notwithstanding, the provisions of clause (iii) of this Section 1.9, an item of Technology or an Intellectual Property Right shall be deemed to be Controlled by a Party (for purposes of this Section 1.9, the "Granting Party") for purposes of clause (iii) above, if the other Party hereto (for purposes of this Section 1.9, the "Licensed Party") agrees in writing to (A) to reimburse the Granting Party for all amounts payable to a Third Party that would not have been required had a license not been provided under this Agreement or pay such amounts directly to such Third Party, at the election of the Granting Party, and (B) to reimburse the Granting Party for fifty percent (50%) of any upfront, licensing, milestone, milestone or other consideration payable to such Third Party, (but not including
(1) consideration payable as a result solely of the exercise of rights under such item of Technology or Intellectual Property Rights by other than entities acting by or under authority of the Licensed Party (i.e. running royalties) or
(2) amounts included in clause (A) above).

         1.10 "Development and Commercialization Agreement" means the certain Development and Commercialization Agreement by and between TWTI and ACLA, effective as of October 24, 2001 together with the separate letter agreement related thereto between TWTI and ACLA, effective as of October 24, 2001.

         1.11 "Diagnostic Procedure" means a use for which a purpose is to*** regarding an individual or a sample from an individual for:***. For the sake of clarity, Diagnostic Procedures exclude***

         1.12 "Enabled Customer Agreement" means a written agreement between ACLA and a Third Party (i) in which ACLA grants to such Third Party a sublicense under Section 3.1(a) below to design and manufacture Probe Sets; (ii) in which ACLA grants to such Third Party a sublicense under Section 3.1(b) below, but which sublicense is limited to*** in which*** were*** under the sublicense described in sub-paragraph (i) of this Section 1.12 above, or*** by such Third Party from a*** and in which*** is*** by such Third Party directly from***;
(iii) which prohibits such Third Party from*** under the sublicense described in sub-paragraph (i) of this Section 1.12 above, or*** other than use by or on behalf of such Third Party,*** under the sublicense described in sub-paragraph
(ii) of this Section 1.12 above, to perform*** in the Gene Expression Field;
(iv) which prohibits such Third Party from*** in any manner*** obtained from*** other than use by or on behalf of such Third Party,***, to perform***; and (v) which otherwise contains terms and conditions at least as protective of TWTI and the TWTI IP, and at least as restrictive of the Probe Sets, Cleavase Enzyme, and Licensed Products, as the terms and conditions of Articles and Sections 3.1, 3.2, 3.3, 3.12, 6.3, 7, 8.3, 10, and 11.10.

         1.13 "Enabled Customer" means a Third Party that (i) has entered into an Enabled Customer Agreement with ACLA, (ii) ACLA has identified to TWTI in writing as being an "Enabled Customer;" and (iii) has been appointed as such by ACLA in accordance with this Agreement, in each case with respect to***.

         1.14 "End User" shall mean any entity, including Technology Access Partners and Affiliates, that purchases a Licensed Product, a Probe Set, or Cleavase Enzyme in accordance with this Agreement for such entity's own use in performing a Multiplexed Invader Application in the Gene Expression Field and not for further distribution. An Enabled Customer shall be deemed to be an End User except with respect to the design, manufacture and use of any Probe Set or Cleavase Enzyme described in clauses (A) and (B) of Section 1.13 above.

         1.15 "eTag Probe" means a *** in which the *** incorporates *** in lieu of or attached to the one or more *** that may be included in the ***.

         1.16 "Flap" shall have the meaning assigned in Section 1.25 below.

         1.17 "GAAP" means the then-current applicable Generally Accepted Accounting Principles in the United States consistently applied as recognized or accepted by the United States Securities and Exchange Commission and the Financial Accounting Standards Board. As used herein, "GAAP" shall also include cost accounting principles and procedures that are generally accepted in the United States.

         1.18 "Gene Expression Field" means***. For clarity, "Gene Expression Field" excludes***. For the sake of clarity, Gene Expression Field includes***.

_______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

         1.19 "Genotyping Field" means***. For clarity, "Genotyping Field" excludes***.

         1.20 "Improvement Patent Claims" means any and all issued claims in patents within Patents ("Issued Claims") to inventions made during the Term claiming an invention which is an improvement, modification, enhancement, adaptation, or new use, of any Cleavage Enzyme (covered by Issued Claims owned or controlled by TWTI) or Invader Assay and is owned or Controlled by ACLA or its affiliates during the Term, including without limitation Issued Claims to inventions that are enhancements, adaptations, derivatives, and other modifications of any Cleavase Enzyme or any Invader Reaction. Notwithstanding the foregoing, Improvement Patent Claims shall exclude Issued Claims (a) that claim a specific nucleotide sequence/1/ or the use of a specific nucleotide sequence, such as a particular Target or oligonucleotide probe, or the use of a particular Target or an oligonucleotide probe; (b) in or to any specific nucleotide sequences, whether a Target, oligonucleotide probe, or otherwise; or
(c) in or to the composition of matter or method of manufacture of any Aclara Component or eTag Probe, or that requires the use of an Aclara Component, eTag Probe, or such composition or method of manufacture; or (d) that claim any method of use that does not describe (or depend from a claim that describes) a Cleavage Enzyme (covered by Issued Claims owned or controlled by TWTI), Invader Assay or use of a Cleavage Enzyme (covered by Issued Claims owned or controlled by TWTI) or Invader Assay. For purposes of this definition, "Invader Assay" means a biochemical test comprising *** of a *** that is *** that ***.

         1.21 "Intellectual Property Rights" means any and all rights in, to, or arising out of any (i) Patents; (ii) trade secrets or know how; (iii) copyrights, copyright registrations, or any application therefor, in the U.S. or any foreign country, or any other right corresponding thereto throughout the world, including moral rights; or (iv) any other intellectual property or proprietary right anywhere in the world.

         1.22 "InvaderCreator Access Agreement" means that certain written agreement titled "InvaderCreator Access Agreement" entered into between ACLA and TWTI having an effective date of even date herewith.

         1.23 "InvaderCreator Software" shall have the meaning set forth in the InvaderCreator Access Agreement.

_____________________
/1/ As used in this Agreement, "nucleotide sequence" shall refer to a sequence (of any length) of nucleotides in a nucleic acid whether synthesized or naturally occurring, including nucleotide probes.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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

         1.24 "Invader Probe" means an oligonucleotide probe/1/ comprising (A) a region complementary to, and designed to hybridize to, the 3' portion of the Target; and (B) an additional region (the "Overlap Region") located on the 3' end of such oligonucleotide probe, which Overlap Region adjoins the foregoing complementary region and comprises one or more nucleotides or other structural moieties that overlaps the duplex formed by the hybridization of the Primary Probe and its cognate Target by at least a single nucleotide base at the boundary between the Non-Hybridizing Region and such duplex. The Overlap Region may be complementary or non-complementary to the Target.

         1.25 "Invader Reaction" means the following reaction: (i) ***;
(ii) the ***; and (iii) ***. Notwithstanding anything to the contrary, Invader Reaction shall exclude any and all uses or applications in which the Flap or other cleaved nucleic acid sequence is used as a Target, Primary Probe, Invader Probe or otherwise in a cleavage reaction or the Flap is further amplified or used to amplify any specific nucleotide sequence. Except with respect to any Primary Probe as described in Section 1.35 below, Invader Reaction shall exclude any reaction which (i) is based upon or uses the *** or (ii) employs any ***. For purposes of this Section 1.25, "SST Technology" shall mean any and all *** together with any and all subject matter claimed in Patents based on such patents or subject matter; and "Bridging Oligonucleotide" shall mean an ***.

         1.26 "Licensed Product" means a product to the extent designed and used to perform a Multiplexed Invader Application, which product consists only of the following: (A) eTag Probes and Invader Probes which are suitable for use with each other for performing each Invader Reaction in such Multiplexed Invader Application; (B) that quantity of Cleavase Enzyme

_____________
/1/ As used in this Agreement, "oligonucleotide probe" shall refer to any synthesized or otherwise manufactured sequence (of any length) of nucleotides in a nucleic acid, including DNA, RNA, PNA, modified or synthesized nucleotides, universal bases, adducts, or the like, or combinations thereof.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as is reasonably necessary to use the particular quantity of eTag Probes and Invader Probes used in the product to perform such Multiplexed Invader Application; and (C) buffers, salts, or other reagents (e.g. cofactors and controls, but excluding Cleavage Enzymes not obtained pursuant to the Supply Agreement) reasonably necessary or useful to perform the Multiplexed Invader Application. For clarity, Licensed Product shall exclude components and sub-configurations of the product described in this Section 1.26, and none of the foregoing components shall be considered to be a component of a Licensed Product if used other than in the Invader Reactions that occur during the performance of the Multiplexed Invader Application by a Licensed Product. Also for clarity, Licensed Product shall exclude all uses and applications in which any Target is detected or quantified other than by a Multiplex Invader Application. No product that uses or incorporates any component other than as described above, such as Cleavage Enzyme that is not Cleavase Enzyme, shall be considered a Licensed Product.

         1.27 "Manufacturing Distributor" means a Third Party that has entered into a Manufacturing Distributor Agreement with Aclara, with respect to Probe Sets manufactured by such Third Party and sold to a Technology Access Partner.

         1.28 "Manufacturing Distributor Agreement" means a written agreement between ACLA and a Third Party (i) in which ACLA grants to such Third Party a sublicense under Section 3.1(a) below to manufacture*** by such Third Party;
(ii) in which ACLA grants to such Third Party a sublicense under Section 3.1(e) below to***; (iii) which prohibits such Third Party from*** other than to ***; and (iv) which otherwise contains terms and conditions at least as protective of TWTI and the TWTI IP, and at least as restrictive of the Probe Sets, as the terms and conditions of Articles and Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.12, 4.2(b), 4.2(c), 4.2(d), 4.2(e), 4.3, 5, 6.3, 7, 8.3, 10, and 11.10.

         1.29 "Multiplexed Invader Application" means combining only*** and*** in a*** that contains a*** all as necessary to perform in such*** on*** in such***, wherein*** are generated only by (i)*** with respect to a*** from the*** as a result of the*** with respect to other*** and then (ii)*** the Aclara Components incorporated in such*** to determine the*** of*** with***. Notwithstanding anything to the contrary, Multiplex Invader Application shall***. Except with respect to***, Multiplexed Invader Application shall***.

         1.30 "Net Sales" means the total amount invoiced on the distribution of Licensed Products, Probe Sets, and Cleavase Enzyme by ACLA, a Reseller, or a Manufacturing Distributor, as the case may be in accordance with this Agreement, (each, a "Seller") directly to the applicable End User less the following all as calculated in accordance with GAAP: (i) all trade, cash and quantity credits, discounts, refunds or rebates; (ii) amounts for claims, allowances or credits for returns; charge backs; and (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax), but excluding what is

__________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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commonly known as income taxes; provided that in the case of (i) and (ii), such amounts are allowed by the Seller to, and actually taken by, such End User, and in the case of (iii), such amounts are charged separately on the invoice and paid by such End User. For purposes of sales through Resellers, End User under this Section 1.30 shall be deemed to mean ***. Net Sales shall be deemed to accrue in the calendar year in which the later of invoice or shipment to the End User occurs. Net Sales shall also include (A) the fair market value of Licensed Products, Probe Sets and Cleavase Enzymes used by ACLA or its Affiliates in generating data on behalf of a Third Party, where the data provided to such Third Party describes the results of a Multiplex Invader Application, and (B) amounts invoiced to a Third Party on the sale or other transfer of data generated from use of a Licensed Product, Probe Set or Cleavase Enzyme, where such data is intended or actually sold or transferred to multiple Third Parties. For clarity and subject to Section 4.2(c) below, Net Sales shall exclude reasonable amounts invoiced to an End User for the design of Probe Sets for use by such End User as part of a Licensed Product, but shall include amounts invoiced on the distribution of such Probe Sets.

         1.31 "Non-Hybridizing Region" shall have the meaning assigned in
Section 1.35 below.

         1.32 "Other Consideration" means upfront access or license fees, milestone payments, royalty payments, and any other consideration, as applicable, received by ACLA, its Affiliate, or Reseller, from a Technology Access Partner, a Value Added Distributor, a Manufacturing Distributor, or an Enabled Customer, in connection with the grant to or exercise by such parties of sublicensed rights under Section 3.2 of this Agreement, as applicable ("Granted Rights"); excluding only Net Sales. Other Consideration shall be deemed to accrue when first received by ACLA, its Affiliate or Reseller, as applicable.

         1.33 "Overlap Region" shall have the meaning assigned in Section 1.24 above.

         1.34 "Patent" means any and all rights under any of the following, whether existing now or in the future: (i) a United States, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application.

         1.35 "Primary Probe" means *** probe comprising (A) ***; and (B) ***, and may incorporate other *** including an Aclara Component. For purposes of this Section 1.35, "complementary" requires that the region of the *** be fully complementary to the ***, however such *** may be non-complementary to one or more other nucleotide

______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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sequences that are highly homologous to the Primary Target (such other nucleotide sequences, "Other Targets") also present in a sample such that the *** may be used to detect and or quantify both *** and the *** in the sample by means of an Invader Reaction. For the sake of clarity, it is understood that the Primary Target for which a particular Primary Probe is designed, may or may not be present in a particular sample.

         1.36 "Probe Set" means a ***, which pair consists only of an eTag Probe and an Invader Probe necessary for the Invader Reaction to detect or quantify a particular Target in the Gene Expression Field and the Genotyping Field.

         1.37 "Reseller" means a Third Party that has entered into a Reseller Agreement with ACLA with respect to (i) Probe Sets obtained directly from ACLA or a Manufacturing Distributor and sold to a Technology Access Partner (ii) or Cleavase Enzyme obtained directly from ACLA and sold to a Technology Access Partner or (iii) Licensed Products obtained directly from ACLA and sold to End Users.

         1.38 "Reseller Agreement" means a written agreement between ACLA and a Third Party (i) in which ACLA (A) appoints such Third Party as an authorized reseller*** to*** obtained***, (B) grants to such Third Party a*** to*** obtained***, and/or (C) grants to such Third Party a*** to *** obtained***; (ii) which prohibits such Third Party from*** other than to*** solely for*** where applicable; and (iii) which otherwise contains terms and conditions at least as protective of TWTI and the TWTI IP, and at least as restrictive of the Licensed Products, Probe Sets and Cleavase Enzyme, as the terms and conditions of Articles and Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.12, 4.2(b), 4.2(c), 4.2(d),
4.2(e), 4.3, 5, 6.3, 7, 8.3, 10, and 11.10. Notwithstanding anything to the contrary, for purposes of sales through Resellers, End User under this Section
1.38 shall be deemed to mean the first Third Party not Affiliated with ACLA or the Reseller that purchases the Licensed Product, Probe Set, or Cleavase Enzyme from the Reseller in a fully arms length transaction.

         1.39 "SST Technology" shall have the meaning assigned in Section 1.25 above.

         1.40 "Supply Agreement" means that certain written " Supply Agreement" entered into by and between ACLA and TWTI, effective on even date herewith.

         1.41 "TAP Agreement" means a written agreement between ACLA and a Third Party (i) in which ACLA grants to such Third Party a*** and***; (ii) which prohibits such Third Party from*** other than*** to perform a***; and (iii) which otherwise contains terms and conditions at least as protective of TWTI and the TWTI IP, and at least as restrictive of the Probe Sets, Cleavase Enzyme, and Licensed Products, as the terms and conditions of Sections 3.1, 3.2, 3.3, 3.12, 6.3, 7, 8.3, 10, and 11.10.

______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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         1.42 "Target" means (i) when used for purposes of or in connection with the licenses under Section 3.1, any *** that is in the Gene Expression Field and is of *** in a Multiplex Invader Application; and (ii) when used for purposes of or in connection with the license under Section 3.5 only, any *** that is in the Genotyping Field and is *** in a Multiplex Invader Application.

         1.43 "Technology" means any and all technology and technical information, including without limitation data, results, samples, inventions (whether or not patented or patentable), knowledge, ideas, developments, prototypes, invention disclosures, designs, processes, sequences, methods, techniques, materials, instructions, recipes, formulas, compositions of matter, chemistries, algorithms, trade secrets, know-how, research, modifications, software, formulas, drawings, equipment, machines, protocols, configuration and process information, specifications, models, works of authorship, improvements, and any other technical subject matter.

         1.44 "Technology Access Partner" means a Third Party that has entered into a TAP Agreement with ACLA.

         1.45 "Term" shall have the meaning assigned to it in Section 10.1 below.

         1.46 "Third Party" means any party other than TWTI and ACLA. For clarity, Third Party shall include Affiliates of each Party, unless the Affiliate is 100% controlled (as defined in Section 1.3) by the applicable Party.

         1.47 "Transfer Price" shall have the meaning, with respect to Cleavase Enzyme, as set forth in the Supply Agreement.

         1.48 "TWTI IP" means any and all Patent claims to the extent Controlled by TWTI during the Term and claiming any composition, method, product, or improvement thereof that is or are necessary to practice, or primarily directed at practicing, the Multiplex Invader Application. A list of such Patents Controlled by TWTI as of the Effective Date is attached hereto as Exhibit 1.48; it being understood that the list is not intended to be exhaustive of all such Patents Controlled by TWTI or licensed hereunder. For clarity, TWTI IP excludes***. For the sake of clarity, nothing in this Section 1.48 shall***. For purposes of this Section 1.48, "primarily directed at practicing" means any and all***.

         1.49 "TWTI Marks" means the trademarks, trade names and logos of TWTI to be set forth in Exhibit 1.49 referencing this Section 1.49 and provided to ACLA within ten (10) days of the Effective Date, as amended from time to time in accordance with this Agreement. Invader(R) and Cleavase(R) are registered trademarks of TWTI, but are printed in this Agreement without the registration mark for convenience. Similarly, InvaderCreator is a trademark of TWTI, but is printed in this Agreement without the TM mark for convenience.

         1.50 "Valid Claim" means (a) a claim of an issued and unexpired Patent, which claim has not lapsed or been abandoned, has not been canceled or declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of

______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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competent jurisdiction, and has not been admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a claim of a pending patent application, provided that such application has been pending for a period not to exceed ten
(10) years from the earliest date such application takes priority.

         1.51 "Value Added Distributor" means a Third Party that has entered into a Value Added Distributor Agreement with ACLA, with respect to Probe Sets manufactured by such Third Party and sold to a Enabled Customer.

         1.52 "Value Added Distributor Agreement" means a written agreement between ACLA and a Third Party (i) in which ACLA grants to such Third Party a sublicense under Section 3.1(a) below to ***; (ii) in which ACLA grants to such Third Party a***; (iii) which prohibits such Third Party from*** other than to***; and (iv) which otherwise contains terms and conditions at least as protective of TWTI and the TWTI IP, and at least as restrictive of the Probe Sets, as the terms and conditions of Articles and Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.12, 4.2(b), 4.2(c), 4.2(d), 4.2(e), 4.3, 5, 6.3, 7, 8.3, 10, and 11.10.

                                   ARTICLE 2

           TERMINATION OF DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

         2.1 Termination. TWTI and ACLA hereby agree to terminate the Development and Commercialization Agreement in its entirety, including, without limitation, Section 19.5 thereof. Such termination shall be effective as of the Effective Date of this Agreement; provided, however, that notwithstanding the foregoing and anything to the contrary in this Section 2.1, the following provisions of the Development and Commercialization Agreement shall remain in effect: Articles 14, 15, and 17 and Sections 4.12 and 16.4.3. All other terms and conditions of the Development and Commercialization Agreement are hereby terminated and shall have no further force or effect. Such termination of the Development and Commercialization Agreement shall be deemed to be termination mutually agreed upon by and between TWTI and ACLA, and neither Party shall have any responsibility or liability as a result of such termination. The Parties hereby waive all rights to notice of termination as may be otherwise provided under the Development and Commercialization Agreement or applicable laws. As of the Effective Date of this Agreement, and except as otherwise expressly surviving pursuant to this Section 2.1, all rights and licenses granted by TWTI to ACLA under the Development and Commercialization Agreement shall terminate and revert to TWTI, and all rights and licenses granted by ACLA to TWTI under the Development and Commercialization Agreement shall terminate and revert to ACLA.

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                    ARTICLE 3

                                GRANTS OF RIGHTS

         3.1  License Grants to ACLA within the Gene Expression Field.

              (a) Manufacture of Probes. Subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a worldwide, non-exclusive, royalty bearing license under the TWTI IP to manufacture, and have manufactured, *** in the Gene Expression Field that are included in a *** as set forth in Section 3.1(b) and used solely as part of a *** in the Gene Expression Field for Multiplex Invader Applications in accordance with this Agreement.

                  (i) Sublicenses. ACLA shall have no right to grant or authorize sublicenses under this Section 3.1(a), except to the extent expressly set forth in Sections 3.2(b), 3.2(c) and 3.2(d) below.

                  (ii) Have Made Rights. ACLA shall have the right to use contract manufacturers to manufacture *** under this Section 3.1(a), provided that the contract manufacturer is subject to a written agreement with ACLA that is at least as protective of TWTI and the TWTI IP, and at least as restrictive of the Probe Sets, as the terms and conditions of Articles and Sections 3.1, 3.6, 3.7, 3.12, 5.3, 5.4, 6.3, 7, 8.3, 10, and 11.10. All ***
and *** manufactured under the have made rights under this
Section 3.1(a) shall be provided only to ACLA for disposition and use in accordance with this Agreement. No rights for contract manufacturers to use *** are granted or implied.

                  (iii) Other Restrictions. All sublicenses under this Section
3.1 shall be only under that TWTI IP that is necessary to manufacture, and have manufactured, the particular *** that the applicable sublicensee manufactures. For clarity, Confidential Information of TWTI shall be disclosed to sublicensees and contract manufacturers under this Section 3.1 only as necessary to enable the sublicensee or contract manufacture, as applicable, to manufacture the applicable Probe Sets. Any failure of a contract manufacturer or sublicensee to comply with terms or conditions required by this Agreement shall be deemed to be a breach of this Agreement by ACLA; provided that TWTI agrees that it will not terminate this Agreement for such a breach if ACLA (i) within *** days of becoming aware of such breach uses commercially reasonable efforts to cure such breach within such period and (ii) if such breach has not been cured within such ***-day period immediately terminates all rights of the contract manufacturer or sublicensee, as applicable, pursuant to this Agreement including requiring the sublicensee or contract manufacturer to return to ACLA at that time, and discontinue all further use of, the TWTI Confidential Information.

              (b) Making Licensed Product. Subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a worldwide, non-exclusive, royalty bearing license under the TWTI IP to make Licensed Products in the Gene Expression Field solely by bundling together to form the Licensed Product (i) Probe Sets manufactured by ACLA, or its contract manufacturer, under Section 3.1(a); (ii) Cleavase Enzyme obtained or manufactured by ACLA pursuant to the Supply Agreement; and (iii) buffers, salts or other reagents (e.g. cofactors and controls, but excluding Cleavage Enzymes not obtained pursuant to the Supply Agreement)

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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reasonably necessary or useful to perform the applicable Multiplexed Invader
Application for which the Licensed Product is designed. ACLA shall have no right to grant or authorize sublicenses under this Section 3.1(b) except to the extent expressly set forth in Sections 3.2(d) and 3.2(e) below. For clarity, no have made rights are granted under this Section 3.1(b).

              (c) Use of Licensed Product, Probe Sets, and Cleavase Enzyme. Each Licensed Product under this Section 3.1 is and shall be licensed for use, whether created or used by ACLA or otherwise, solely to perform the Multiplexed Invader Application in the Gene Expression Field for which such Licensed Product is designed. Similarly, each eTag Probe and Invader Probe under this Section 3.1, and all Cleavase Enzyme, is and shall be licensed for use, whether used by ACLA or otherwise, solely as part of a Licensed Product to perform the Multiplexed Invader Application in the Gene Expression Field for which the Licensed Product is designed. All other uses are and shall be expressly prohibited. ACLA shall have no right to grant or authorize sublicenses under this Section 3.1(c) except to the extent expressly set forth in Sections 3.2(d) and 3.2(e) below.

              (d) Distribution of Licensed Product. Subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a worldwide, non-exclusive, royalty bearing license under the TWTI IP, without the right to grant or authorize sublicenses except as expressly set forth in Section 3.2(a) below, to sell, and offer to sell, (directly or through a Reseller) to End Users Licensed Product that are created by ACLA solely in accordance with Sections 3.1(a) and 3.1(b) and used by the End User solely in accordance with Section 3.1(c); provided that only complete Licensed Products, each Bundled with all of its components at the time of purchase from ACLA, shall be distributed under this Section 3.1(d). Without limiting the foregoing, each Licensed Product distributed under this Section 3.1(d) shall conspicuously display a label indicating that it is "FOR RESEARCH USE ONLY; NOT FOR USE IN DIAGNOSTIC PROCEDURES. NOT FOR RESALE."

              (e) Distribution of Probe Sets. Notwithstanding Section 3.1(d) and subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a worldwide, non-exclusive, royalty bearing license under the TWTI IP to
(i) sell, and offer to sell, Probe Sets (directly or through a Reseller) to Technology Access Partners; (ii) to sublicense Manufacturing Distributors to sell, and offer to sell, Probe Sets directly to Technology Access Partners; and
(iii) to authorize Value Added Distributors to sell, and offer to sell, Probe Sets directly to Enabled Customers. Without limiting the other terms of this Agreement, all Probe Sets distributed pursuant to (A) Section 3.1(e)(i), (ii) and (iii) shall conspicuously display a label indicating that it is "FOR RESEARCH USE ONLY; NOT FOR USE IN DIAGNOSTIC PROCEDURES. NOT FOR RESALE."; (B)
Section 3.1(e)(i) and (ii) shall conspicuously display the additional label indicating that it is "LICENSED FOR USE SOLELY IN ACCORDANCE WITH THE TERMS OF A TAP AGREEMENT BETWEEN THE USER AND ACLARA BIOSCIENCES, INC.;" and (C) Section 3.1(e)(iii) shall conspicuously display the additional label indicating that it is "LICENSED FOR USE SOLELY IN ACCORDANCE WITH THE TERMS OF AN ENABLED CUSTOMER AGREEMENT BETWEEN THE USER AND ACLARA BIOSCIENCES, INC." ACLA shall have no right to grant or authorize sublicenses under this Section 3.1(e) except as expressly set forth in this Section 3.1(e) above.

              (f) Distribution of Cleavase Enzyme. Notwithstanding Section 3.1(d) and subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a worldwide, non-exclusive, royalty bearing license under the TWTI IP to sell, and offer to sell, Cleavase Enzyme solely (i) to Technology Access Partners directly or through Resellers; and (ii) directly to those Enabled Customers authorized in accordance with Section 3.2(d) below. Without limiting the other terms of this Agreement, all Cleavase Enzyme distributed pursuant to (A) Section 3.1(f)(i) and (ii) shall conspicuously display a label indicating that it is "FOR RESEARCH USE ONLY; NOT FOR USE IN DIAGNOSTIC PROCEDURES.", (B) Section 3.1(f)(i) shall conspicuously display the additional label indicating that it is "LICENSED FOR USE SOLELY IN ACCORDANCE WITH THE TERMS OF A TAP AGREEMENT BETWEEN THE USER AND ACLARA BIOSCIENCES, INC.;" and (C)
Section 3.1(f)(ii) shall conspicuously display the additional label indicating that it is "LICENSED FOR USE SOLELY IN ACCORDANCE WITH THE TERMS OF AN ENABLED CUSTOMER AGREEMENT BETWEEN THE USER AND ACLARA BIOSCIENCES, INC." This Section 3.1(f) shall not be construed to grant or imply any rights with respect to Cleavase Enzyme other than the right to distribute expressly set forth in this
Section 3.1(f) above. ACLA shall have no right to grant or authorize sublicenses under this Section 3.1(f) except as expressly set forth in this Section 3.1(f) above.

        3.2 Limited Sublicense and Authorization Rights of ACLA in the Gene Expression Field.

              (a) Resellers. Subject to the terms and conditions of this Agreement, ACLA may authorize Resellers to (i)*** and (ii) *** provided that in each case the Reseller has entered into a Reseller Agreement with ACLA. ACLA shall disclose Confidential Information of TWTI to Resellers only as necessary to enable the Reseller to perform its rights under 3.2(a)(i) and (ii) above, and Resellers shall not further disclose such Confidential Information. Distribution by Resellers shall be solely in accordance with the restrictions on distribution set forth in Sections 3.1(d), (e) and (f). Any failure of a Reseller to comply with terms or conditions required by this Agreement shall be deemed to be a breach of this Agreement by ACLA; provided that TWTI agrees that it will not terminate this Agreement for such a breach if ACLA (A) within sixty (60) days of becoming aware of such breach uses commercially reasonable efforts to cure such breach within such period and (B) if such breach has not been cured within such sixty (60)-day period immediately terminates all rights of the Reseller including requiring the Reseller to return to ACLA at that time, and discontinue all further use of, the TWTI Confidential Information, Licensed Products, Probe Sets, and Cleavase Enzyme. For clarity, ACLA shall not make any sales of Licensed Product, Probe Sets, or Cleavase Enzyme to or through the Reseller who is in breach of the terms of this Agreement.

              (b) Value Added Distributors. Subject to the terms and conditions of this Agreement, ACLA shall have the right to grant limited sublicense to Value Added Distributors to: (i)*** and (ii)*** as part of Licensed Product created by the Enabled Customer all in accordance with this Agreement, provided that in each case the Value Added Distributor has

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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

entered into a Value Added Distributor Agreement with ACLA. Any failure of a Value Added Distributor to comply with terms or conditions required by this Agreement shall be deemed to be a breach of this Agreement by ACLA; provided that TWTI agrees that it will not terminate this Agreement for such a breach if ACLA (A) within sixty (60) days of becoming aware of such breach uses commercially reasonable efforts to cure such breach within such period and (B) if such breach has not been cured within such sixty (60)-day period immediately terminates all rights of the Value Added Distributor including requiring the Value Added Distributor to return to ACLA at that time, and discontinue all further use of, the TWTI Confidential Information. No Value Added Distributor shall sell Probe Sets through any other party.

              (c) Manufacturing Distributors. Subject to the terms and conditions of this Agreement, ACLA shall have the right to grant limited sublicenses to Manufacturing Distributors each to: (i)*** and (ii)*** for use by*** all in accordance with this Agreement, provided that in each case the Manufacturing Distributor has entered into a Manufacturing Distributor Agreement with ACLA. Any failure of a Manufacturing Distributor to comply with terms or conditions required by this Agreement shall be deemed to be a breach of this Agreement by ACLA; provided that TWTI agrees that it will not terminate this Agreement for such a breach if ACLA (A) within *** days of becoming aware of such breach uses commercially reasonable efforts to cure such breach within such period and (B) if such breach has not been cured within such ***-day period immediately terminates all rights of the Manufacturing Distributor including requiring the Manufacturing Distributor to return to ACLA at that time, and discontinue all further use of, the TWTI Confidential Information. No Manufacturing Distributor shall sell Probe Sets through any other party other than ACLA or Resellers.

              (d) Enabled Customers. Subject to the terms and conditions of this Agreement, ACLA shall have the right to grant limited sublicenses to Enabled Customers each to: (i)*** and (ii) to***. All*** by an Enabled Customer, and all***, shall be used solely by that Enabled Customer in ***, provided that in each case the Enabled Customer has entered into a Enabled Customer Agreement with ACLA. For purposes of clarity, no rights with respect to any Cleavase Enzyme or Probe Sets, or the use thereof, shall be deemed granted or implied as a result of this Section 3.2(d) or the sale of Cleavase Enzyme or Probe Sets to the Enabled Customer, except for the rights expressly set forth in this Section 3.2(d) above. No party other than the Enabled Customer itself shall exercise the Enabled Customer's rights. Any failure of a Enabled Customer to comply with terms or conditions required by this Agreement shall be deemed to be a breach of this Agreement by ACLA; provided that TWTI agrees that it will not terminate this Agreement for such a breach if ACLA (A) within *** days of becoming aware of such breach uses commercially reasonable efforts to cure such breach within such period and (B) if such breach has not been cured within such ***-day period immediately terminates all rights of the Enabled Customer including requiring the Enabled Customer to return to ACLA at that time, and discontinue all further use of, the TWTI Confidential Information. Notwithstanding anything to the contrary, the total number of Enabled Customers to which such sublicenses may be granted under this Section 3.2(d) shall not exceed*** Enabled Customers; and commencing on***, if ACLA has appointed less than*** Enabled Customers as of such

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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

time, ACLA shall have the right to grant additional sublicenses under this
Section 3.2(d) to Enabled Customers only after obtaining the written permission of TWTI with respect to the particular Enabled Customer, which permission shall not be unreasonably withheld if the total number of Enabled Customers that ACLA has appointed at any time is less than***. TWTI shall inform ACLA in writing whether or not it will grant such permission (the "Permission Notice") no later than twenty (20) days after TWTI receives written notice from ACLA requesting such permission. Upon ACLA's request, TWTI shall provide a reasonable explanation of a reason for withholding its consent. For the purposes of determining the reasonableness of withholding such permission if ACLA has appointed less than a total of*** Enabled Customers under this Section 3.2(d) only, TWTI shall consider the following factors: (i) if the number of Enabled Customers is more than*** of the total number of Third Party, non-Affiliate, users of Licensed Products in the Gene Expression Field and (ii) if Other Consideration from Enabled Customers and Value Added Distributors is more than*** of ACLA's Net Sales from sales of Licensed Product, Probe Sets, and Cleavase Enzyme hereunder. For clarity and without limitation, TWTI shall have the right to withhold consent if the number of Enabled Customers, or Other Consideration, exceed the foregoing limits. If TWTI withholds its consent with respect to an Enabled Customer when the total number of Enabled Customers is less than*** the Parties shall discuss in good faith for a period not to exceed forty-five (45) days after ACLA receives the Permission Notice TWTI's reasons for withholding consent to the extent necessary to assess whether or not there may be mutually acceptable terms and conditions under which ACLA may make such sales to the particular Enabled Customer.

              (e) Technology Access Partners. Subject to the terms and conditions of this Agreement, ACLA shall have the right to grant limited sublicenses to Technology Access Partners under Section 3.1(b) to***, provided that in each case the Technology Access Partner has entered into a TAP Agreement with ACLA. All *** by a Technology Access Partner, and all*** by a Technology Access Partner, shall be used solely by that Technology Access Partner in***. For purposes of clarity, no rights with respect to any Cleavase Enzyme or Probe Sets, or the use thereof, shall be deemed granted or implied as a result of this
Section 3.2(e), or the sale of Cleavase Enzyme or Probe Sets to the Technology Access Partner, except for the rights expressly set forth in this Section 3.2(e) above. No party other than the Technology Access Partner itself shall exercise the Technology Access Partner's rights.

          3.3 Unauthorized Sales. ACLA, Manufacturing Distributors, Value
Added Distributors, and Resellers shall not, directly or indirectly, market, sell or distribute Licensed Product, eTag Probes, Invader Probes, or Cleavase Enzyme anywhere in the world except in accordance with this Agreement and the same shall be used only as a Licensed Product to perform the Multiplexed Invader Application in the Gene Expression Field. No Licensed Product, Cleavase Enzyme, eTag Probe, or Invader Probe shall be provided to any Third Party, whether by ACLA, a Value Added Distributor, a Manufacturing Distributor, a Reseller, or otherwise, if ACLA knows, or has reason to know, that a Licensed Product, Cleavase Enzyme, eTag Probe, or Invader Probe provided to such Third Party has been promoted or sold for use, or

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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used, other than to perform a Multiplex Invader Application in the Gene
Expression Field as set forth in this Article 3.

          3.4 InvaderCreator Software. Access to the InvaderCreator Software by ACLA will be subject to, and in accordance with, the terms and conditions of the InvaderCreator Access Agreement between TWTI and ACLA of even date herewith. Access to the InvaderCreator Software by ACLA's contract manufacturers, Manufacturing Distributors, Value Added Distributors and Enabled Customers will be subject to, and in accordance with, the terms and conditions of the InvaderCreator Access Agreement.

          3.5 Genotyping Research Rights.

              (a) Manufacture of Probes. Subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a worldwide, non-exclusive, license, with no right to grant or authorize sublicenses, under the TWTI IP to manufacture Probe Sets in the Genotyping Field that are included in a Licensed Product as set forth in Section 3.5(b) and used solely under Section 3.5(c) as part of a Licensed Product in the Genotyping Field to perform Multiplex Invader Applications in accordance with this Agreement. For clarity, no have made rights are granted under this Section 3.5(a).

              (b) Making Licensed Product. Subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a worldwide, non-exclusive, license, with no right to grant or authorize sublicenses, under the TWTI IP to create Licensed Products in the Genotyping Field ("Genotyping Products") solely by bundling together to form the Genotyping Products (i) Probe Sets manufactured by ACLA under Section 3.5(a); (ii) Cleavase Enzyme obtained or manufactured by ACLA pursuant to the Supply Agreement; and (iii) buffers, salts, or other reagents (e.g. cofactors and controls, but excluding Cleavage Enzymes not obtained under the Supply Agreement) reasonably necessary or useful to perform the applicable Multiplexed Invader Application for which the Genotyping Product is designed. For clarity, no have made rights are granted under this Section 3.5(b).

              (c) Use of Genotyping Product, Probe Sets, and Cleavase Enzyme. Each Genotyping Product under this Section 3.5 is and shall be licensed for use solely by ACLA to perform the Multiplexed Invader Application in the Genotyping Field for ACLA's own internal research and development purposes, but not for any Diagnostic Procedure or any commercial purposes (including, for example, to provide services on behalf of any Third Party). Similarly, each eTag Probe and Invader Probe under this Section 3.5, and all Cleavase Enzyme in the Genotyping Field, is and shall be licensed for use solely by ACLA as part of a Genotyping Product to perform the Multiplexed Invader Application in the Genotyping Field for ACLA's own internal research and development purposes, but not for any Diagnostic Procedure or any commercial purposes (including, for example, to provide services on behalf of any Third Party). All other uses are and shall be expressly prohibited.

          3.6 Use of TWTI Marks.

              (a) Trademark License. TWTI hereby grants to ACLA a non-exclusive, non-transferable, royalty free license to use the TWTI Marks during the Term in connection with the

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

marketing, promotion, and sale of Licensed Products, Cleavase Enzyme, and Probe Sets that are distributed and used solely in accordance with Sections 3.1 and
3.2 above. Additionally, ACLA will have the right to sublicense Resellers, Manufacturing Distributors and Value Added Distributors (each an "Authorized User") to use the TWTI Marks during the Term in connection with their marketing, promotion, and sale of Licensed Products, Cleavase Enzyme, and Probe Sets (as applicable) that are distributed and used solely in accordance with Sections 3.1 and 3.2 above. All ownership and goodwill arising out of the use of the TWTI Marks shall vest in and inure solely to the benefit of TWTI. TWTI reserves all rights regarding its trademarks, trade names, and logos not expressly granted to ACLA. ACLA agrees to, and cause the Authorized Users to, conduct business related to the Licensed Products, Cleavase Enzyme, and Probe Sets in a manner that reflects favorably at all times on the products, goodwill, and reputation of TWTI.

              (b) Guidelines for use of Marks. All representations of TWTI Marks that ACLA or an Authorized User intends to use shall first be submitted to TWTI for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by TWTI and shall in any event comply with usage guidelines as established by TWTI from time to time. Within thirty (30) days of the Effective Date, TWTI will deliver to ACLA the initial version of such guidelines. ACLA and each Authorized User shall submit representative promotional materials, packaging and product using any TWTI Mark to TWTI for TWTI's review and comment prior to their first use and prior to any subsequent change or addition to such promotional, packaging and product materials. Notwithstanding the foregoing, until TWTI delivers the initial guidelines to ACLA as required above, TWTI will cooperate with ACLA to expedite the review of any materials provided pursuant to this Section 3.6(b) and provide comment within five (5) days of receipt thereof. TWTI may change its trademarks, trade names, and logos, and usage guidelines, to be used hereunder only upon ninety (90) days prior written notice to ACLA, setting forth in such notice the changes. Changes shall be limited to changes that are generally applicable to other uses of the trademarks, trade names, and logos by TWTI and its licensees thereof. From and after the end of such ninety (90) day period, as so designated in the notice, any trademarks, trade names, and logos that are to be deleted shall cease to be a TWTI Mark, any trademarks, trade names, and logos that are to be added shall thereafter be deemed to be a TWTI Mark and changes to the usage guidelines shall take effect. ACLA shall solely bear all costs and expenses that result from a change requested by TWTI.

              (c) Quality Control and Other Restrictions. To enable TWTI to monitor the quality of the Licensed Products and Probe Sets in connection with which its trademarks, trade names, and logos are used, ACLA shall, and cause each Authorized User to, provide to TWTI, as reasonably requested by TWTI from time to time, reasonable quantities of the applicable Licensed Products and Probes Sets, without charge, for such purposes. Without limiting the foregoing, all Licensed Products, Probe Sets, and Cleavase Enzyme manufactured by or on behalf of ACLA under this Agreement or under the Supply Agreement shall be of at least the quality of products that TWTI sells under the TWTI Marks. In addition, ACLA shall maintain, and cause the Authorized Users to, require and monitor, reasonable quality control procedures consistent with industry standards for all such Licensed Products, Cleavase Enzyme and Probe Sets.

              (d) Recordation. In those countries where a license to use trademarks, trade names, or logos must be recorded, TWTI shall have the right to provide and record a separate

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

license for such licenses to ACLA hereunder. ACLA shall cooperate in the preparation and execution of such documents. Upon termination of a license, ACLA shall cooperate in the cancellation of any such licenses recorded or entered into in applicable countries.

              (e) Mark Infringement. ACLA shall, and cause the Authorized Users to, notify TWTI promptly upon learning of any actual, alleged, or threatened infringement of, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or similar offenses relating to, the trademarks, trade names, or logos of TWTI.

          3.7 Co-Branding. All Licensed Product, Probe Sets, and Cleavase Enzyme distributed under this Agreement, whether by ACLA or otherwise, and all packaging materials, labels and promotional materials used in connection therewith, shall display the TWTI Marks as more fully described in this Article
3. The TWTI Marks shall be applied to such Licensed Product, Probe Sets, and Cleavase Enzyme in addition to any of ACLA's own trademarks, trade names, and logos that it applies. The trademarks, trade names, and logos of both Parties shall be displayed equally legibly and equally prominently on all Licensed Products, Probe Sets, and Cleavase Enzyme but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark. Unless otherwise agreed, no Licensed Product, Probe Set, Cleavase Enzyme, or such materials or labels, shall display the trademarks, trade names, or logos of any other party.

          3.8 Update Discussions. The Parties agree to hold bi-annual meetings (in person, by phone or by video conference) of mutually agreed personnel for the purpose of discussing opportunities of mutual interest.

          3.9 Grant Back to TWTI. Subject to the terms and conditions of this Agreement, ACLA hereby grants to TWTI:

              (a) ACLA IP. a*** under the ACLA IP***, to*** any and all*** for***. As used herein, "ACLA IP" shall mean i)***; and (ii)***; and

              (b) Necessary Claims. a*** under*** for*** as necessary to exercise the license in Section 3.9(a). The foregoing license includes ***. Pursuant to this Section 3.9(b) and subject to the provisions of this Section 3.9, TWTI shall pay to ACLA a royalty of*** on TWTI Net Sales.

              (c) Definitions. For purposes of Section 3.9(b) the following terms shall have the definitions set forth elow:

                  (i) "TWTI Products" shall mean products, components, and services, the making, using, selling, distributing, or importing, of which, absent the license granted by ACLA to TWTI under Section 3.9(b) that would infringe but for the license granted by ACLA under the patent claims under
Section 3.9(b).

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                  (ii)  "TWTI Net Sales" shall mean the total amount invoiced on the distribution of TWTI Products to the applicable end user less the following all as calculated in accordance with GAAP: (i) all trade, cash and quantity credits, discounts, refunds or rebates; (ii) amounts for claims, allowances or credits for returns; charge backs; and (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax), but excluding what is commonly known as income taxes; provided that in the case of (i) and (ii), such amounts are allowed and actually taken and in the case of (iii), such amounts are charged separately on the invoice and paid. For purposes of sales of TWTI Products through resellers, end user shall be deemed to mean the first Third Party not Affiliated with TWTI or the reseller that purchases the TWTI Products from the reseller in a fully arms length transaction. TWTI Net Sales shall be deemed to accrue in the calendar year in which the later of invoice or shipment to the end user occurs.

                  (iii) "Multiplex Applications Field" shall mean***.

              (d) Stacking. The royalty rate set forth in Section 3.9(b) shall be reduced for particular units of TWTI Product by an amount equal to*** of any amount of royalties and other payments required to be paid by TWTI to Non-Affiliate Third Parties for a license under the Patents of the Third Party to make, have made, use, sell, have sold or import such units of TWTI Products; provided, however, that any reduction in the royalty rates set forth in Section 3.9(b) pursuant to this Section 3.9(d) shall be limited to*** (i.e., the royalty payable to ACLA on TWTI Net Sales shall not be less than***. As used in this
Section 3.9(d), royalties and other payments shall not include cost sharing or reimbursement, service or consulting fees, payments for purchases, non-cash consideration, amounts paid for equity or securities, dividends, profit distributions, amounts paid for facilities or equipment, or any other payment or consideration which is not expressly identified in the written agreement between TWTI and the applicable Third Party as a payment for a license under the Third Party's Patents to make, have made, use, sell, offer to sell, or import the applicable TWTI Product.

              (e) Favorable Terms. If, during the period when TWTI is obligated to pay royalties to ACLA under Section 3.9(b) with respect to TWTI Net Sales (the "TWTI Royalty Period"), ACLA enters into a written agreement with any Third Party, other than an Affiliate of ACLA, in which ACLA grants a license to such Third Party, under those patent claims under which ACLA granted to TWTI a license under Section 3.9(b), to make, use, and sell products, components or services under financial terms, considered as a whole and taking into account the non-cash consideration received by ACLA, that are substantially more favorable than those provided to TWTI in Section 3.9(b) and provided that the rights granted by ACLA are materially the same as set forth in Section 3.9(b), then TWTI shall have the right to obtain such more favorable financial terms and conditions under Section 3.9(b) during the TWTI Royalty Period to the extent and for so long as those more favorable terms and conditions are made available to such Third Party. Notwithstanding the foregoing, this Section 3.9(e) shall not apply in connection with any litigation settlement, transfer or sale of all or substantially all of ACLA's business or assets related to this Agreement, whether by way of merger, acquisition of stock or

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assets, operation of the law, or otherwise and shall not apply in connection with any agreement in which ACLA grants exclusivity. No rebates, credits, or refunds shall be payable or provided by ACLA as a result of this Section 3.9(e).

              (f) No Disclosure Requirement. It is acknowledged and agreed that nothing in this Agreement is intended to require either Party to disclose Technology that is Confidential Information to the other Party, provided that if such Technology is disclosed it will be included in the scope of the applicable license as expressly set forth herein.

              (g) Termination. During the TWTI Royalty Period, ACLA shall have the right to terminate the licenses granted to TWTI in this Section 3.9 upon final determination, in accordance with Section 11.8(c) below, of a material breach by TWTI of a material term of such license. It is understood that upon expiration of the TWTI Royalty Period, the licenses granted in this Section 3.9 shall become irrevocable.

         3.10 Changes in TWTI IP. The Parties acknowledge that certain rights in the TWTI IP may be***. TWTI covenants that it shall***.

         3.11 Additional Discussions. From time to time ACLA and TWTI agree to discuss the possibility of cooperating with each other with respect to the combination of ACLA's proprietary eTag technology and TWTI's proprietary Invader technology for certain commercial applications including for applications in the Genotyping Field and for Diagnostic Procedures. Notwithstanding the foregoing, neither Party shall have any liability arising out of or with respect to this
Section 3.11.

         3.12 No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by any Party to any other Party or any Affiliate of either. For clarity, nothing herein shall be construed as TWTI granting, or TWTI authorizing the grant of, a right to use Licensed Product, Cleavase Enzyme, or Probe Sets, beyond the rights to use set forth in Sections 3.1(c) and 3.5(c). All rights and licenses granted to ACLA in Sections 3.1 and 3.2 are non-transferable, except in accordance with Section
11.2. All sublicenses pursuant to Section 3.1 and 3.2 shall be non-transferable, without the right to grant or authorize sublicenses; provided that ACLA may authorize a sublicensee to transfer in its entirety a sublicense authorized by this Agreement to an entity that during the Term becomes a successor in interest to the sublicensee by way of merger, consolidation or other business reorganization, the sale of stock, or the transfer of all or substantially all of the business and assets of such sublicensee. ACLA agrees that it will not exercise the rights granted under this Article 3, or engage in or authorize any activities, to effectively grant sublicenses beyond those expressly authorized in Section 3.2. Additionally, any sale or other distribution of Cleavase Enzyme, Probe Set, or other component that is used to provide or perform any assay or use that is subject to TWTI's Intellectual Property Rights, and any such use of Cleavase Enzyme, Probe Set, or component, under the licenses granted to ACLA, other than in accordance with this Article 3, shall be

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deemed to be unlicensed and is prohibited by this Section 3.12. ALL RIGHTS WITH
RESPECT TO TECHNOLOGY OR INTELLECTUAL PROPERTY RIGHTS THAT ARE NOT SPECIFICALLY GRANTED HEREIN ARE RESERVED TO THE OWNER OF SUCH TECHNOLOGY OR INTELLECTUAL PROPERTY RIGHTS.

                                   ARTICLE 4

                                  CONSIDERATION

         4.1  Initial Consideration.

              (a) Upfront Fee. ACLA shall pay to TWTI*** within five (5) business days after the Effective Date. Payment of such amount shall be non-refundable and non-creditable.

              (b) Aclara Release. ACLA, for itself and for its successors, assigns, subsidiaries, parents, and other Affiliates hereby unconditionally, absolutely and completely releases TWTI, including TWTI's parents, subsidiaries and other Affiliates, and the respective officers, directors, agents, and employees of each, (each a "TWTI Released Party") from and against any and all liability, damages, claims, actions, demands, responsibility, and causes of actions (for purposes of this Section 4.1(b), "Claims") with respect to or arising out of the Development and Commercialization Agreement or the Parties' relationship with each other thereunder, which ACLA ever had or may now have against TWTI. ACLA waives any and all such Claims and its rights under California Civil Code Section 1542 with respect to any such Claims, known or unknown. Notwithstanding the foregoing, ACLA does not release or waive any Claims that ACLA ever had, may now have, or which arise in the future under any surviving Section of the Development and Commercialization Agreement as set forth in Article 2 above. For clarity, however, no breach of this Agreement by TWTI shall give rise to Claims determined based upon the Development and Commercialization Agreement.

              (c) TWTI Release. TWTI, for itself and for its successors, assigns, subsidiaries, parents, and other Affiliates hereby unconditionally, absolutely and completely releases ACLA, including ACLA's parents, subsidiaries and other Affiliates, and the respective officers, directors, agents, and employees of each, (each an "ACLA Released Party") from and against any and all liability, damages, claims, actions, demands, responsibility, and causes of actions (for purposes of this Section 4.1(c) "Claims") with respect to or arising out of the Development and Commercialization Agreement or the Parties' relationship with each other thereunder, which TWTI ever had or may now have against TWTI. TWTI waives any and all such Claims and its rights under California Civil Code Section 1542 with respect to any such Claims, known or unknown. Notwithstanding the foregoing, TWTI does not release or waive any Claims that TWTI ever had, may now have, or which arise in the future under any surviving Section of the Development and Commercialization Agreement as set forth in Article 2 above. For clarity, however, no breach of this Agreement by ACLA shall give rise to Claims determined based upon the Development and Commercialization Agreement.

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         4.2  Royalties.

              (a) Annual Fixed Royalties. ACLA shall pay to TWTI an annual fixed royalty in each calendar year of the three (3) calendar years beginning in calendar year 2003 and continuing through calendar year 2005, as set forth in this Section 4.2(a) below. ACLA shall make each payment to TWTI no later than by January 15 of the applicable calendar year.

             -------------------------------------------------------------------
              Calendar Year                         Annual Fixed Royalty
              -------------                         --------------------
             -------------------------------------------------------------------
              2002                                  No Royalty Due
             -------------------------------------------------------------------
              2003                                  *** fixed royalty
             -------------------------------------------------------------------
              2004                                  *** fixed royalty
             -------------------------------------------------------------------
              2005                                  *** fixed royalty
             -------------------------------------------------------------------

              (b) Royalties on Net Sales to End Users. Subject to Sections 4.4 and 6.4 below, ACLA shall pay to TWTI as royalties the following percentages of Net Sales during the applicable calendar year beginning with calendar year 2006 and continuing during the remainder of the Term, as set forth in this Section 4.2(b) below:

             -------------------------------------------------------------------
             Calendar Year                          Royalty Rate
             -------------                          ------------
             -------------------------------------------------------------------
             2006 and 2007                          ***
             -------------------------------------------------------------------
             2008 and 2009                          ***
             -------------------------------------------------------------------
             2010 and thereafter                    ***
             -------------------------------------------------------------------

For clarity, the Parties acknowledge that the royalties in this Agreement have been established for the convenience of the Parties based upon the assumption that the identified royalties will be paid on Licensed Product sold in all countries of the world, whether or not a license under the TWTI IP is required in the particular country in which the Licensed Product is manufactured, sold, or otherwise commercialized. Accordingly, a royalty shall be paid by ACLA on all Licensed Products in all countries whether or not a license is required in the particular country. Notwithstanding anything to the contrary, in the event that ACLA undergoes a change of control in any calendar year prior to January, 1 2010, the royalty rate on Net Sales under this Section 4.2(b) will be adjusted to be*** effective as of the date of such change of control, and will remain*** during the remainder of the Term; provided, however, that the effective date of the royalty rate adjustment shall not be earlier than January 1, 2006. For purposes of

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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illustration,***. For purposes of this Section 4.2(b), the term "change of control" means any transaction or series of related transactions that would occasion: (i) any share exchange, re-capitalization, business combination, consolidation, merger or other transaction or series of transactions resulting in the exchange of the outstanding shares of ACLA unless the stockholders of ACLA that exist immediately prior to the closing date of such transaction (or series of related transactions) hold, after the closing date, more than fifty percent (50%) of the voting equity of the surviving entity in such transaction computed on a fully diluted basis, (ii) a sale, lease, or other transfer of all or substantially all of the assets or stock of ACLA; (iii) any tender offer or exchange offer for fifty percent (50%) or more of the outstanding voting securities of ACLA or the filing of a registration statement under the United States Securities Act of 1933 in connection therewith; or (iv) any person or group acting in concert to control ACLA (as control is defined in Section 1.3 of this Agreement) having acquired beneficial ownership or the right to acquire beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of ACLA. As used in this Section 4.2(b), "person" and "group" shall have the meanings given to such terms when used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934.

              (c) Bundling. No Licensed Product shall be bundled and priced with any other product, component or service; likewise, no Probe Set or Cleavase Enzyme shall be bundled and priced with any other product, component or service other than as part of a Licensed Product, except in both situations, Probe Sets, Cleavase Enzyme or Licensed Products may be bundled (but not priced) with other products, components and/or services, provided that such Probe Sets, Cleavase Enzyme and Licensed Products are priced separately in accordance with the principles set forth in Section 4.2(e) below.

              (d) Royalty on all Components. For avoidance of doubt, Net Sales shall include the Net Sales from the distribution of all items distributed as part of a Licensed Product or Probe Set, including Cleavase Enzyme. ACLA acknowledges and agrees that TWTI's compensation for such Cleavase Enzyme under the Supply Agreement shall include both the Transfer Price for Cleavase Enzyme under the Supply Agreement and a royalty under Section 4.2 on Net Sales from the sale of Cleavase Enzyme, whether alone or as part of a Licensed Product. It is agreed that the Transfer Price alone, whether set now or in the future, shall not be considered complete compensation to TWTI for Cleavase Enzyme.

              (e) Conflicts of Interest. In a transaction, or series of separate transactions, involving the provision of License Products, Cleavase Enzyme, Probes Sets, or data describing the results of a Multiplexed Invader Application, and any other products, services, or non-cash consideration, to an entity (or affiliated entities) by any combination of ACLA Entities, payments received by any of the ACLA Entities as a result of such transaction(s) shall not be shifted, allocated, or weighted among such products (including License Products, Probe Sets, and Cleavase Enzyme), data, services, and non-cash consideration in any manner so as to reduce or disadvantage the Net Sales from the sale of License Products, Cleavase Enzymes, Probe Sets, Multiplexed Invader Application data. In the event of any failure to comply with this

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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

Section 4.2(e), or in the event that the Net Sales from the sale of a particular License Product, Cleavase Enzyme, Probe Set, or data is below the fair market value for such License Product, Cleavase Enzyme, Probe Set, or data, as applicable, then the Net Sales in the suspect transactions shall be deemed to be such fair market value for purposes of calculating payments owed to TWTI.

     4.3 Share of Other Consideration. Subject to Section 6.4 ACLA shall pay TWTI*** of any and all Other Consideration received during each such calendar year of the Term; provided, however, that with respect to Other Consideration received prior to January 1, 2006, ACLA shall pay to TWTI*** of such Other Consideration allocated to the period after January 1, 2006 as set forth in this
Section 4.3. In the event that the Other Consideration is not in the form of U.S. dollars, ACLA shall pay the fair market value of the Other Consideration to TWTI. With respect to Other Consideration received prior to January 1, 2006, the amount of such Other Consideration that shall be allocated to the period after January 1, 2006 shall be equal to: the total amount of Other Consideration received prior to January 1, 2006 multiplied by (1-X/Y), where (i) X is equal to the duration of time for which the applicable Manufacturing Distributor, Value Added Distributor, Enabled Customer, or Technology Access Partner is authorized to exercise rights pursuant to this Agreement prior to January 1, 2006 in connection with such Other Consideration; and (ii) Y is equal to the total duration of time for which such party is authorized to exercise rights pursuant to this Agreement. For purposes of the foregoing, Other Consideration received in any transaction or a series of transactions with the same Third Party shall be aggregated and allocated in accordance with the foregoing, notwithstanding any contrary allocation in agreements between ACLA and the applicable party.

     4.4 Royalty Stacking. The royalty rates set forth in Section 4.2(b) shall be reduced for particular units of Licensed Product by an amount equal to*** of any amount of royalties and other payments required to be paid by ACLA to Non-Affiliate Third Parties for a license under the Patents of the Third Party to make, have made, use, sell, have sold or import such units of Licensed Products in the Gene Expression Field; provided, however, that any reduction in the royalty rates set forth in Section 4.2(b) pursuant to this Section 4.4 shall be limited such that (i) the royalty rate in calendar year 2006 and/or calendar year 2007 will not be reduced by more than*** (i.e., the royalty payable to TWTI on Net Sales shall not be less than*** (ii) the royalty rate in calendar year 2008 and/or calendar year 2009 will not be reduced by more than*** (i.e., the royalty payable to TWTI on Net Sales shall not be less than*** and (iii) the royalty rate in calendar year 2010 and any calendar year thereafter will not be reduced by more than*** (i.e., the royalty payable to TWTI on Net Sales shall not be less than***. As used in this Section 4.4, royalties and other payments shall not include cost sharing or reimbursement, service or consulting fees, payments for purchases, non-cash consideration, amounts paid for equity or securities, dividends, profit distributions, amounts paid for facilities or equipment, or any other payment or consideration which is not expressly identified in the written agreement between

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ACLA and the applicable Third Party as a payment for a license under the Third Party's Patents to make, have made, use, sell, offer to sell, or import the applicable Licensed Product.

     4.5 Most-Favored Fee Terms. If, during the Term, TWTI enters into a written agreement with any Third Party, other than an Affiliate of TWTI, in which TWTI grants a license to such Third Party, under the TWTI IP, to make, use, and sell products in the Gene Expression Field for*** under financial terms, considered as a whole and taking into account the non-cash consideration received by TWTI, that are substantially more favorable than those provided to ACLA in this Agreement and provided that the rights granted by TWTI are materially the same as set forth in this Agreement, then ACLA shall have the right to obtain such more favorable financial terms and conditions under this Agreement during the Term to the extent and for so long as those more favorable terms and conditions are made available to such Third Party. Notwithstanding the foregoing, this
Section 4.5 shall not apply in connection with any litigation settlement, transfer or sale of all or substantially all of TWTI's business or assets related to this Agreement, whether by way of merger, acquisition of stock or assets, operation of the law, or otherwise and shall not apply in connection with any agreement in which TWTI grants exclusivity. No rebates, credits, or refunds shall be payable or provided by TWTI as a result of this Section 4.5.

     4.6 Transfer Price Reconciliation. ACLA shall pay to TWTI a Reconciliation Amount with respect to quantities of Cleavase Enzyme (i) provided to Enabled Customers and (ii) used by ACLA, except for quantities of Cleavase Enzyme used by ACLA for activities described in Section 1.30 clause (A) and any activities for the development of Licensed Products, Probe Sets or Cleavase Enzymes hereunder. For purposes of this Section 4.6, "Reconciliation Amount" shall be equal to*** the Transfer Price for such Cleavase Enzyme. ACLA shall not distribute Cleavase Enzyme to an Enabled Customer, or use Cleavase Enzyme for the activities described in clause (ii) above except to the extent that ACLA pays the Reconciliation Amount to TWTI in accordance with this Agreement. The Reconciliation Amount payable under this Section 4.6 shall be deemed to accrue in the calendar quarter in which the Cleavase Enzyme is distributed to the Enabled Customer or so used by ACLA, as applicable. Notwithstanding the foregoing, no Reconciliation Amount shall be due with respect to quantities of Cleavase Enzyme manufactured by or under authority of ACLA pursuant to Section
2.10 of the Supply Agreement.

                                   ARTICLE 5

                               Payment Provisions

     5.1 Reports and Payments. ACLA shall make written reports and payments to TWTI within sixty (60) days after the close of each calendar quarter. Such reports shall show for such calendar quarter, as applicable and broken down on a region by region (i.e., United States, Europe, Asia, and Rest of the World) basis: (i) Net Sales and Other Consideration; (ii) royalties due on such Net Sales; (iii) fee sharing of Other Consideration as required pursuant to Article 4; (iv) the quantities and type of Cleavase Enzyme provided to Enabled Customers; (v) the

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the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

quantities and type of Cleavase Enzyme used by ACLA for the activities for which the Reconciliation Amount is due under Section 4.6(ii) above; and (vi) the amounts that have been excluded from Net Sales as result of Section 6.4. With respect to Enabled Customers that are also End Users, ACLA shall provide documentation demonstrating to TWTI amounts to be included in Net Sales, otherwise amounts received from Enabled Customers shall be deemed Other Consideration. Concurrently with providing each such report, ACLA shall pay TWTI all amounts accruing during the period covered by such report. The Parties hereby acknowledge and agree that all reports, and all information in such reports, provided by ACLA pursuant to this Section 5.1 are Confidential Information of ACLA.

     5.2 Mode of Payment. All payments made pursuant to this Agreement shall be made by check or direct wire transfer of United States Dollars in immediately available funds in the requisite amount to such bank account as TWTI may from time to time designate by written notice to ACLA; provided that all payments above One Million United States Dollars (U.S. $1,000,000) shall be made by direct wire transfer. Payments will be without reduction for any taxes (such as, without limitation, any withholding and other taxes imposed on the payee), fees or charges, to the extent applicable. In the event that sales are made or fees received in currency other than United States Dollars, payments by ACLA shall be calculated based on currency exchange rates for the last calendar quarter for which remittance is made. For each calendar quarter, such exchange rate will equal the arithmetic average of the daily exchange rates (obtained as described below) during the calendar quarter for purchase of United States Dollars by sale of such non-United States Dollar currency; each daily exchange rate will be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as otherwise agreed by the Parties.

     5.3 Records. ACLA shall keep, and shall cause its Resellers, Value Added Distributors, and Manufacturing Distributors to keep, complete, true and accurate books of account and records sufficient to determine and establish the amounts payable under this Agreement, including without limitation to determine and establish the quantities and types of Cleavase Enzyme distributed to Enabled Customers or used by ACLA, and compliance with the other terms and conditions of this Agreement, including Sections 4.2 and 4.3 above. Such books and records shall be kept reasonably accessible for three (3) years following the end of the calendar quarter to which they pertain and shall be made available for inspection throughout such three (3) year period by an independent third party auditor selected by TWTI for such purposes in accordance with Section 5.4 below.

     5.4 Audits.

         (a) Audit Rights; Procedure. Upon the written request of either Party (for purposes of this Section 5.4, the "Requesting Party"), and not more than once in each calendar year, the other Party (or in the case of ACLA, each of the ACLA Entities) (for purposes of this Section 5.4, the "Other Party") shall permit an independent certified public accounting firm (or other auditor in the case of audits for compliance with license restrictions) of an internationally recognized standing selected by the Requesting Party, and reasonably acceptable to the Other Party, at the Requesting Party's expense, to have access during normal business hours, and upon reasonable prior written notice, only to such of the records of the Other Party as may be reasonably necessary to, as applicable, verify the accuracy of any financial reports to the

Requesting Party with respect to the preceding three (3) years, to confirm compliance with license restrictions, or verify that the Requesting Party is receiving the most favorable terms as provided under Section 3.9(e) or 4.5 above, as applicable. For clarity, the auditor appointed by TWTI shall have the right to inspect Enabled Customer Agreements, Technology Access Partner Agreements, Reseller Agreements, Manufacturing Distributor Agreements, and Value Added Distributor Agreements to confirm compliance with license restrictions and to evaluate Other Consideration. Additionally, for clarity, the auditor appointed by either Requesting Party shall have the right to inspect all agreements relevant to confirm compliance with Section 3.9(e) or 4.5, as applicable, between the Other Party and non-Affiliate Third Parties. The accounting firm or other auditor, as applicable, will disclose to the Requesting Party whether the reports are correct or incorrect and, if incorrect, the amount by which the reports reveal any underpayment to the Requesting Party and the reason for such underpayment or whether the license restrictions have been complied with and, if the auditor believes there may be a non-compliance, all information relevant to the non-compliance. If the accounting firm or other auditor, believes the Other Party is has not complied with Section 3.9(e) or 4.5, as applicable, the auditor will so notify the Other Party in writing and the auditor will discuss the matter with the Other Party in good faith for sixty
(60) days after receipt of such notice. If the auditor remains convinced that the Other Party has not complied with Section 3.9(e) or 4.5, as applicable, after such discussion, and the Other Party has not agreed to take action which the auditor agrees would remedy such noncompliance, then the auditor shall disclose to the Requesting Party the financial terms of the agreements between the Other Party and the non-Affiliate Third Parties which are material to such noncompliance. The Parties shall resolve any dispute in accordance with Section 5.4(d) below. Any and all information disclosed to the Requesting Party under this Section 5.4(a) shall be deemed Confidential Information of the Party that was being audited and no other information will be disclosed to the Requesting Party.

         (b) Additional Payments; Cost Reimbursement. If such accounting firm concludes that additional payments were owed to the Requesting Party by the Other Party during such period, then the Other Party shall pay the additional payments, with interest from the date originally due at an amount equal to the lesser of the prime rate plus two percent (2%), as published in The Wall Street Journal, Eastern U.S. Edition, on the last business day preceding such date, or the maximum amount permitted by applicable law, within thirty (30) days after the date the Requesting Party delivers to the Other Party such accounting firm's written report unless the additional payment is disputed by the Other Party pursuant to Section 5.4(d) below. If the amount of the underpayment for such period of at least one (1) year is greater than ten percent (10%) of the total amount owed for that year and greater than Ten Thousand United States Dollars ($10,000), then the Other Party shall, in addition, reimburse the Requesting Party for its reasonable costs related to such audit.

         (c) Confidentiality. The Requesting Party shall treat all information subject to review under this Section 5.4 as Confidential Information of the Other Party and in accordance with the confidentiality provisions of Article 7, and will cause its accounting firm to enter into a confidentiality agreement consistent with Article 7, obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

         (d) Audit Disputes. If the Other Party in good faith disputes the conclusion of the accounting firm under Section 5.4(a) above that the Other Party owes additional royalties or other payments, or any specific aspect of the conclusion, then the Other Party will inform the Requesting Party by written notice within thirty (30) days of receiving a copy of the audit containing such conclusion, specifying in detail the reasons for disputing such conclusion. Likewise, if the Other Party in good faith disputes the conclusion under Section 5.4(a) above that any particular agreement provides a non-Affiliate Third Party more favorable financial terms, or any specific aspect of the conclusion, then the Other Party will inform the Requesting Party by written notice within thirty (30) days of receiving a copy, from the Requesting Party, of the audit containing such conclusion, specifying in detail the reasons for disputing such conclusion. In either such case, the Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that such Parties are unable to resolve such dispute within sixty (60) days after such notice, the matter will be resolved in accordance with Section 11.8 regarding dispute resolution.

     5.5 Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 5.5 shall in no way limit any other remedies available to either Party.

                                   ARTICLE 6

                              Intellectual Property

     6.1 Ownership of TWTI IP and TWTI Marks. Subject to the rights granted to ACLA in this Agreement, TWTI shall own the TWTI IP and the TWTI Marks.

     6.2 Patent Prosecution.

         (a) First Right To Prosecute. Subject to Section 6.2(b), TWTI (itself or through a designee) shall have the sole right to control the filing, prosecution and maintenance of Patents within the TWTI IP, and shall bear all costs associated therewith. TWTI shall consider comments from ACLA regarding steps that might be taken to strengthen patent protection with respect to any Patent within such TWTI IP or to expand protection in a mutually desired manner. Nothing herein shall imply or create any obligation for TWTI to file, prosecute, obtain or maintain any Patents or to follow ACLA's recommendations or comments.

         (b) Election Not to Prosecute or Maintain. Without limiting Section 6.2(a) above, TWTI may elect, on a country-by-country basis, not to continue to prosecute and thereby abandon an application for a Patent within the TWTI IP, or not to maintain and thereby abandon such a Patent. With respect to issued Patents only, TWTI shall notify ACLA of such election and discuss with ACLA the possibility of allowing ACLA the right to maintain, in such country or jurisdiction, such issued Patent. Nothing herein shall imply or create any obligation for TWTI to file, prosecute, obtain or maintain any Patents nor grant to ACLA any right to do so.

     6.3 Patent Marking. ACLA shall mark, and cause the ACLA Entities and Technology Access Partners and Enabled Customers to mark, Licensed Products, Probe Sets and Cleavase Enzyme with the numbers of the Patents covering the same as may be necessary or appropriate to preserve TWTI's rights under applicable law and regulations in applicable countries. In this regard, ACLA will consult with TWTI from time to time regarding such markings.

     6.4 Enforcement of Intellectual Property.

         (a) Notice. If ACLA believes in good faith that a Third Party that is a significant competitor is engaged in sales or uses of a Competing Product (as defined below) in a given country, and that Competing Product infringes the TWTI IP in such country, then ACLA shall promptly notify TWTI in writing of such infringement, describing in such notice in reasonable detail ACLA's Corresponding Licensed Product (as defined below), the Competing Product and the Enforceable Patents (as defined below) included in the TWTI IP that ACLA believes are infringed. For purpose of this Section 6.4, (i) "Competing Product" means a product that *** (the "Corresponding Licensed Product"); (ii) "Enforceable Patent" means a Patent in such country which is included in the TWTI IP and which TWTI has the power and authority to enforce as contemplated in this Section 6.4; and (iii) the term "significant competitor" means a Third Party who *** and whose total revenues from its sales of such Competing Product in a given country that are used in such country are greater than or equal to *** of the total aggregate amount of the ACLA Entities' Net Sales and Other Consideration from sales of the Corresponding Licensed Product in such country in the most recent twelve (12) consecutive calendar month period, provided that the ACLA Entities' Net Sales and Other Consideration from the sales of the Corresponding Licensed Product that are used in such country exceeds*** during such period.

         (b) Right to Enforce TWTI IP. TWTI (itself or through a designee) shall have the sole right, but not the obligation, to enforce and control the enforcement of the TWTI IP. With respect to enforcement by TWTI of an Enforceable Patent in the TWTI IP against a significant competitor with respect to a Competing Product for which TWTI has received notice from ACLA in accordance with Section 6.4(a), TWTI shall keep ACLA reasonably informed on a reasonably timely basis, and reasonably consult with ACLA and consider in good faith the reasonable comments of ACLA, regarding such enforcement, both prior to and during any such enforcement. ACLA shall assist TWTI and provide information, upon request, and to the extent commercially reasonable for ACLA, in taking any action to enforce the TWTI IP. Amounts invoiced by ACLA on sales, after the occurrence of a Toll Event (as defined below), of Corresponding Licensed Product shall be excluded from Net Sales for units used in the country in which the Toll Event occurred, but only until such time as the Toll Event has been remedied in the applicable country and TWTI has so notified ACLA thereof in writing. Notwithstanding anything to the contrary, no amounts shall be excluded from Net Sales, and no Toll Event shall be considered to have occurred, if ACLA has failed to provide information or assistance reasonably requested by TWTI or if there is a difference between the Corresponding Licensed


_____________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Product and the Competing Product that provides a reasonable basis for concluding that the Competing Product does not infringe the Enforceable Patent even if the Corresponding Licensed Product does infringe. ACLA shall provide TWTI with technical details concerning the Competing Product and Corresponding Licensed Product sufficient to enable TWTI to understand fully the two products, and their functionality and composition, and to establish infringement by the Competing Product. As used herein, a "Toll Event" shall be deemed to have occurred if ACLA has provided TWTI with notice of a Competing Product and infringement in accordance with Section 6.4(a), Competing Product used in the country identified in ACLA's notice continues to be sold by an entity that is a significant competitor in such country with respect to such Competing Product, and either of the following is true: (X) TWTI (itself or through a designee) has not, within *** days after receiving such notice from ACLA under Section 6.4(a), initiated actions to commence one of a lawsuit against, negotiations for a license with, or other reasonable enforcement of an Enforceable Patent against such entity with respect to the applicable Competing Product in the applicable country or (Y) TWTI (itself or through a designee) has not, within *** after such notice, executed with such significant competitor a license or other authorization under the infringed Enforceable Patent, and has not within such period commenced a lawsuit against such significant competitor, each with respect to the Competing Product in the applicable country. A Toll Event shall be considered remedied if any of the following occurs: TWTI has executed a license or other authorization for the Competing Product in the applicable country; TWTI has commenced a lawsuit; the entity that was a significant competitor is no longer a significant competitor in the applicable country with respect to the applicable Competing Product; TWTI no longer has the power or authority to enforce the Enforceable Patent in the applicable country against the significant competitor with respect to the Competing Product through no action of TWTI (such as without limitation as a result of expiration of the Enforceable Patent, expiration of TWTI's exclusive in-license, or otherwise); a reasonable non-infringement and/or invalidity opinion has been provided by TWTI; or ACLA has failed to provide information or assistance reasonably requested by TWTI. Nothing shall be construed to require TWTI to bring an action based upon all of the Enforceable Patents that may be infringed.

         (c) Defense of TWTI IP. TWTI (itself or through a designee) shall have the sole right, but not the obligation, to defend and control the defense of the TWTI IP; provided, however, that if ACLA is a party to any such action or proceeding regarding TWTI IP, ACLA shall have the right to conduct and control its defense of itself and its Licensed Products at ACLA's cost and expense, subject to Article 9. For clarity, the foregoing shall not be construed to provide ACLA with any rights to enforce or defend any TWTI IP in any manner. In such case where ACLA is a party, each Party shall keep the other informed on a reasonably timely basis, and reasonably consult with the other and consider in good faith the reasonable comments of the other, regarding such defense both prior to and during any such defense. ACLA shall assist TWTI and provide information, upon request, and to the extent commercially reasonable for ACLA, in taking any action to defend the TWTI IP.

______________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    ARTICLE 7

                                 Confidentiality

     7.1 Confidential Information.

         (a) Confidentiality Obligations. Each Party agrees that, for the Term and thereafter for a period of five (5) years, such Party will keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use for any purpose except as permitted hereunder any Confidential Information of the other Party. The foregoing obligations will not apply to any information to the extent that it can be established by such receiving Party that such information:

             (i) was already known to the receiving Party as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

             (ii) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;

             (iii) became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

             (iv) was subsequently lawfully disclosed to the receiving Party by a Third Party other than under an obligation of confidentiality and other than in contravention of a confidentiality obligation of such Third Party; or

             (v) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party as evidenced by the written records of the receiving Party.

Each Party shall obtain written agreements from each of its employees, consultants having access to the other Party's Confidential Information in accordance with this Section 7.1.

         (b) Permitted Use and Disclosures. Notwithstanding the provisions of
Section 7.1(a), each Party may disclose the other Party's Confidential Information to the extent such disclosure is reasonably necessary to comply with applicable governmental laws, regulations, or orders; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information, it will, to the extent it may legally do so, give reasonable advance notice to the latter Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Each Party shall also have the right to use the Confidential Information of the other Party in accordance with licenses granted in this Agreement. Each Party shall disclose the Confidential Information of the other Party only to its employees, subcontractors, and sublicensees as reasonably necessary for such Party to exercise its rights.

     7.2 Terms of Agreement; Press Release. Except to the extent required by applicable law or as otherwise permitted in accordance with this Section 7.2, neither Party shall make any public announcements concerning this Agreement or the terms hereof, including, without limitation, the existence and terms of the rights grant under Sections 3.1, 3.2 and 3.5 above, without the prior written consent of the other Party. Notwithstanding the foregoing, each Party shall have the right to issue a press release in the form attached as Exhibit 7.2 and to disclose this Agreement or the terms hereof (i) to advisors and investors on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body; (iii) as otherwise required by law;
(iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as required in connection with any government or regulatory filings, including without limitation filings with the SEC, provided that such disclosing Party shall: (A) give reasonable advance written notice to the non-disclosing Party of the proposed disclosure and the reason for such disclosure; (B) consider in good faith comments and requests of the non-disclosing Party regarding such proposed disclosure that are received by the disclosing Party within two (2) business days after the non-disclosing Party's receipt of the proposed disclosure; and
(C) use reasonable efforts to secure confidential treatment of such disclosed information.

     7.3 Publication. ACLA shall have the right to publish and present information related to work performed pursuant to the rights granted ACLA under Sections 3.1 and 3.5 above, provided that such information does not contain or disclose Confidential Information of TWTI and provided further that, if such information arises from activities pursuant to Section 3.5, TWTI approves such publication or presentation, such permission not to be unreasonably withheld.

     7.4 Proprietary Markings. Neither Party shall remove or obscure any trademark, trade name, copyright notice, patent marking or other proprietary notice from any materials provided to it by the other Party in connection with this Agreement.

                                   ARTICLE 8

                         Representations and Warranties

     8.1 Representations by TWTI. TWTI represents and warrants that it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein, and as of the Effective Date that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it is in good standing with all relevant governmental authorities; (iii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (iv) it has the rights to grant the rights and licenses under Article 3; (v) it has no knowledge that the Invader Reaction in and of itself infringes the Intellectual Property Rights of any Third Party; (vi) it Controls no Intellectual Property Rights, other than the TWTI IP, that are necessary to perform the Multiplexed Invader Application; (vii) no Intellectual Property Rights have been in-licensed by TWTI that are necessary to perform the Invader Reaction which are not Controlled by TWTI; and (viii) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of TWTI or any court order.

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

     8.2 Representations by ACLA. ACLA represents and warrants that, as of the Effective Date: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it is in good standing with all relevant governmental authorities; (iii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iv) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of ACLA or any court order.

     8.3 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS
ARTICLE 8, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, AND ANY OTHER STATUTORY WARRANTY.

                                    ARTICLE 9

                                 Indemnification

     9.1 Indemnification by TWTI. TWTI shall indemnify, defend and hold ACLA and its Affiliates, agents, employees, officers and directors (the "ACLA Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits to the extent resulting from: (i) TWTI's performance of, or failure to perform, its obligations under this Agreement; and (ii) breach by TWTI of any of its representations and warranties under Section 8.1 above, provided, however, that TWTI's obligations pursuant to this Section 9.1 will not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the ACLA Indemnitees.

     9.2 Indemnification by ACLA. Except for liability for which TWTI is required to indemnify ACLA under Section 9.1 above, ACLA shall indemnify, defend and hold TWTI and its Affiliates, agents, employees, officers and directors (the "TWTI Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits to the extent resulting from: (i) ACLA's performance of, or failure to perform, its obligations under this Agreement; (ii) breach by ACLA of any of its representations and warranties under Section 8.2 above; or
(iii) product liability or other claims arising from or in connection with the exercise or practice by any of the ACLA Entities, any End User, Technology Access Partner, Enabled Customer, or otherwise, of the rights and licenses granted by TWTI under this Agreement; provided, however, that ACLA's obligations pursuant to this Section 9.2 will not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the TWTI Indemnitees.

     9.3 Notification of Claim; Conditions to Indemnification Obligations. As a condition to a Party's right to receive indemnification under this Article 9, it shall: (i) promptly notify ("Claim Notice") the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto (provided that the failure to give a Claim Notice promptly shall not prejudice the rights of an indemnified Party except to the extent that the failure to give such prompt notice materially prejudices the indemnifying Party); (ii) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party, including providing reasonable information; and (iii) if the indemnifying Party confirms in writing to the indemnified Party its intention to defend such claim or suit within ten (10) days of receipt of the Claim Notice, permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel; provided that if the indemnifying Party fails to (x) provide such confirmation in writing within the ten (10) day period or (y) diligently and reasonably defend such suit or claim at any time, its right to defend the claim or suit shall terminate immediately in the case of (x) and otherwise upon twenty (20) days' written notice to the indemnifying Party without cure and the indemnified Party may assume the defense of such claim or suit at the sole expense of the indemnifying Party and may settle or compromise such claim or suit without the consent of the indemnifying Party. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of any indemnified Party or that otherwise materially affects such indemnified Party's rights or requires any payment by an indemnified Party without the prior written consent of such indemnified Party. Subject as expressly provided above, the indemnifying Party will have no liability under this Article 9 with respect to claims or suits settled or compromised (including by admission) without its prior written consent.

                                   ARTICLE 10

                              Term and Termination

     10.1 Term. This Agreement will commence upon the Effective Date and shall continue in effect until the last-to-expire of any Valid Claim within the TWTI IP unless earlier terminated as provided herein (the "Term").

     10.2 Termination for Convenience by ACLA. ACLA shall have the right to terminate this Agreement with immediate effect, unless otherwise expressly specified hereunder, at any time with ninety (90) days prior written notice.

     10.3 Termination for Cause by TWTI. TWTI shall have the right to terminate this Agreement upon final determination, in accordance with Section 11.8(c) below, of material failure to comply with any material term of this Agreement by ACLA.

     10.4 Consequences of Termination or Expiration.

          (a) Return of Materials. Upon termination or expiration of this Agreement each Party will promptly return all records and materials in its possession or control containing or comprising the other Party's know-how or other Confidential Information to which the former Party does not expressly retain rights hereunder.

          (b) Accrued Liability. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party prior to such time. Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated in this Agreement to survive termination or expiration of this Agreement.

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

          (c) Survival. The following Articles and Sections of this Agreement shall survive its termination or expiration: Articles 1, 5 (for a period of three (3) years after termination or expiration), 7, 9 and 11 and Sections 3.6(a) (third sentence), 3.6(d) (last sentence), 3.9, 4.1(b), 4.1(c), 8.3, and
10.4. Except as otherwise expressly indicated in this Agreement, all rights and licenses shall terminate upon any expiration or termination of this Agreement. For clarity, all rights of ACLA under Articles 3 and 7, all rights of Resellers, Value Added Distributors, Manufacturing Distributors, Technology Access Partners, and Enabled Customers, shall terminate upon any termination or expiration of this Agreement. No ACLA Entity shall distribute Licensed Product, Cleavase Enzyme, or Probe Set, as applicable, after any termination or expiration of this Agreement.

                                   ARTICLE 11

                               General Provisions

     11.1 Relationship of the Parties. The Parties are independent contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other Party.

     11.2 Assignments. Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any successor that acquires all or substantially all of the business or assets of such Party by way of merger, consolidation, other business reorganization, or the sale of stock or assets, provided that the assigning Party notifies the other Party in writing of such assignment, both the Supply Agreement and InvaderCreator Access Agreement are concurrently transferred in their entirety to such successor in accordance with their terms, and such successor agrees in writing to be bound by the terms and conditions of this Agreement, the Supply Agreement and the InvaderCreator Access Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this
Section 11.2 will be null and void.

     11.3 Intentionally Omitted.

     11.4 Force Majeure. Except with respect to payment of money, no Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

     11.5 Entire Agreement of the Parties; Amendments. This Agreement, the Supply Agreement, the InvaderCreator Access Agreement, the Letter related to the Transition Manufacturing Plan and the Letter related to InvaderCreator Access Prior to Implementation of Updates, all entered into concurrently, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and except as expressly provided in Section 2.1 of this Agreement cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including, without limitation, the Development and Commercialization Agreement. No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by the Parties.

     11.6 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     11.7 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, applicable to contracts entered into and to be performed wholly within the State of California, excluding conflict of laws principles.

     11.8 Dispute Resolution.

          (a) General. Except as otherwise provided in this Section 11.8 below, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, either Party shall have the right to initiate dispute resolution by sending written notice of the dispute, and an intent to arbitrate such dispute, to the other Party; provided, however, that any dispute concerning the scope, construction, validity, enforceability or infringement of any Patent within the TWTI IP shall be heard and decided in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent or Patents in question. Within twenty (20) days after such notice (either, a "Dispute Notice"), each Party shall cause its Chief Executive Officer or the Chief Executive Officer's high-level executive (at the senior vice president level or higher) to meet in person to negotiate in good faith a resolution to the dispute within twenty (20) days of the first such meeting. If the dispute is unresolved during such period, then any Party may initiate arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in force. The Parties shall use their commercially reasonable efforts to conclude the arbitration within six (6) months after the arbitrator has been appointed. The venue of such arbitration shall be in Madison, Wisconsin for disputes brought by ACLA and Santa Clara County, California for disputes brought by TWTI.

          (b) Fast Track. In the event of any dispute related to ACLA's rights to suspend payments under Section 6.4(b), then either Party shall have the right to issue a Dispute Notice as provided under Section 11.8(a) above identifying the nature of such dispute and that such Party believes in good faith that such dispute should be decided pursuant to this Section 11.8(b); provided, however, that any dispute related to the infringement, validity or claim construction of any Patents shall be heard by a court of competent jurisdiction in the country where such right exists. The Parties shall agree upon and appoint one (1) arbitrator within twenty (20) days after the notice of arbitration is received by all Parties and, failing such agreement, any Party may apply under the applicable rules of the AAA for the appointment of an arbitrator and the selection of an arbitrator under such rules of the AAA shall be final and binding on the Parties. Such arbitrator shall have appropriate experience in the biopharmaceutical industry and be independent of all the Parties. Within thirty
(30) days after such arbitrator is identified and retained in writing, each Party shall submit to such arbitrator and the other Party a written proposal for resolving such dispute. The arbitrator shall select the proposal of one Party without alteration or modification, which proposal shall be deemed the judgment and award with respect to such dispute. The arbitrator shall limit discovery as reasonably practicable to complete the arbitration as soon as practicable.

          (c) Judgments. An award rendered pursuant to this Section 11.8 shall be final and binding upon all parties participating in such arbitration. The arbitrator may, upon competent proof, grant any remedy or relief that the arbitrator deems just and equitable under the terms and conditions of this Agreement. Nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be and shall be deemed to be a final determination.

          (d) Preliminary Injunctions. Notwithstanding anything to the contrary in this Section 11.8, a Party shall have the right to seek a temporary restraining order or preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the decision of the arbitrator(s) on the merits under this Section 11.8.

     11.9 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

     If to TWTI, addressed to:

              Third Wave Technologies, Inc.
              502 South Rosa Road
              Madison, Wisconsin 53719
              Attn.: President
              Fax: 608-273-8618

     With a copy to:

              Wilson Sonsini Goodrich & Rosati
              650 Page Mill Road
              Palo Alto, California 94304-1050
              Attn.: Ian B. Edvalson, Esq.
              Fax: 650-493-6811

     If to ACLA, addressed to:

              ACLARA BioSciences, Inc.
              1288 Pear Avenue
              Mountain View, California 94043
              Attn.: President and CEO
              Fax: 650-210-9271

     With a copy to:

              Latham & Watkins
              135 Commonwealth Drive
              Menlo Park, California 94025
              Attn.: Michael W. Hall, Esq.
              Fax: 650-463-2600


     11.10 No Consequential Damages. EXCEPT WITH RESPECT TO UNAUTHORIZED EXPLOITATION OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, BREACH OF
ARTICLE 7, BUT INCLUDING UNDER ARTICLE 9, IN NO EVENT WILL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE ANY OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH DAMAGES.

     11.11 Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     11.12 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the invalid or

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

unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days' prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60)-day period, such termination shall be deemed to be a termination pursuant to Section 10.2 if by ACLA or if by TWTI pursuant to Section 10.3.

     11.13 Compliance with Laws. Notwithstanding anything to the contrary contained herein, all rights and obligations of ACLA and TWTI are subject to prior compliance with, and each Party shall comply with, all United States and foreign export and import laws, regulations, and orders, and such other United States and foreign laws, regulations, and orders as may be applicable, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions.

     11.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

     In Witness Whereof, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

Third Wave Technologies, Inc.              ACLARA BioSciences, Inc.

By:_______________________________         By:__________________________________

Name:  ___________________________         Name:  ______________________________

Title: ___________________________         Title: ______________________________

Date:  ___________________________         Date:  ______________________________

                                  Exhibit 1.48

                                  TWTI Patents

U.S. Patent Nos.

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__________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  Exhibit 1.49

                                   TWTI Marks
                                [To be attached]

                                   Exhibit 7.2

                                  Press Release

                                                           For Immediate Release
                                             ACLARA Contact: Alfred Merriweather

                                                             VP, Finance and CFO
                                                                    650.210.1200
                                                        amerriweather@aclara.com

                                                   Third Wave Contact:: Rod Hise
                                               Manager, Corporate Communications
                                                                    608.663.4010
                                                                   rhise@twt.com

            ACLARA AND THIRD WAVE SIGN NEW LICENSE, SUPPLY AGREEMENTS

     ACLARA licenses Third Wave's Invader(TM) technology to independently develop and commercialize multiplexed gene expression research applications

MOUNTAIN VIEW, Calif. and MADISON, Wis.--October 16, 2002--ACLARA BioSciences Inc. (Nasdaq: ACLA) and Third Wave Technologies Inc. (Nasdaq: TWTI) today announced that they have entered into license and supply agreements under which ACLARA will have rights to incorporate Third Wave's Invader(TM)technology and Cleavase(R)enzyme with ACLARA's eTag(TM)technology to offer the eTag Assay System for multiplexed gene expression applications for the research market.

     The new business relationship allows ACLARA to directly develop and commercialize its multiplexed eTag-Invader(TM) gene expression assays, greatly streamlining the operational structure of the previous collaboration and permitting ACLARA to fully exploit a large market with an unmet need. ACLARA's products enable pharmaceutical and biotechnology companies to more efficiently identify important drug targets and new medicines, and to characterize disease status and treatment.

     In addition to licensing the Invader technology platform to ACLARA for gene expression applications for research use, Third Wave will supply Cleavase enzyme to ACLARA for incorporation into eTag-Invader gene expression assays.

     "This new commercial relationship provides ACLARA with an enhanced ability to address the sizable gene expression research market," said Joseph M. Limber, ACLARA's president and chief executive officer. "We plan to aggressively develop this significant market opportunity. Researchers want an accurate, efficient alternative for analyzing tens to hundreds of genes and eTag-Invader gene expression assays are ideally suited for these types of experiments. With our new agreement with Third Wave, ACLARA has greater flexibility to efficiently commercialize these applications."

     "We believe ACLARA's eTag chemistry with our Invader(R) assay is a breakthrough detection technology for highly-multiplexed gene expression analysis," said Lance Fors, Ph.D., Third Wave chairman and chief executive officer. "The Invader(TM) platform is increasingly becoming the platform of choice and this license is one example of merging two great technologies to offer a uniquely-differentiated, value-added product."

     The powerful combination of eTag reporter molecules and the proven Invader technology provides superior performance for profiling the expression of many genes compared to other DNA and RNA detection methods. eTag-Invader multiplexed, quantitative gene expression analyses are highly precise, accurate and efficient, enabling researchers to obtain decision-critical results more quickly and have greater success at detecting targets and drug response. Researchers can easily perform these analyses at high throughput using far less bio-sample and can compare results across different samples, experiments and labs. They can profile many genes simultaneously in a single reaction directly from crude cell lysates, without the need for sample preparation or polymerase chain reaction
(PCR) and with built-in internal controls.

     The agreement provides ACLARA with a license for Third Wave's Invader technology platform for multiplexed gene expression analysis in the research market. In exchange, ACLARA will make undisclosed upfront payments and will make royalty payments to Third Wave on sales of eTag-Invader gene expression assays. The agreements supercede the previously announced collaboration agreement between the two companies.

About ACLARA

ACLARA BioSciences, Inc. is developing advanced tools for drug discovery, genomics and proteomics using its proprietary eTag(TM) assay chemistries and microfluidics expertise. The Company's products allow researchers to have decision-critical information for drug development, which previously was difficult or impossible to obtain. The solution-phase eTag Assay System is cost-effective, easy-to-use and flexible, and enables highly accurate and precise analysis of genes and/or proteins from limited biological samples. Importantly, researchers can use their existing instrument platforms to perform eTag analyses. More information on ACLARA can be obtained on the Company's web site at www.aclara.com.

About Third Wave Technologies

Third Wave Technologies develops, manufactures and markets genetic analysis products that are accelerating the delivery of personalized medicine. Our patented Invader product platform offers unmatched accuracy, sensitivity, ease of use and cost-effectiveness, making it the ideal solution for genetic analysis across the health care continuum.

For more information about Third Wave and its products, please visit the company's website at http://www.twt.com.

Forward-Looking Statements

ALL STATEMENTS IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES EXCHANGE ACT OF 1934 AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO FACTORS THAT COULD CAUSE ACTUAL RESULTS FOR ACLARA AND/OR THIRD WAVE TO DIFFER MATERIALLY FROM THOSE PROJECTED. THOSE FACTORS INCLUDE RISKS AND UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES OF ACLARA AND THIRD WAVE, RESPECTIVELY, AND THEIR RESPECTIVE COMPETITORS, PRODUCT DEVELOPMENT PLANS AND EFFORTS, MANUFACTURING CAPABILITIES, MARKET ACCEPTANCE OF THEIR RESPECTIVE PRODUCTS, SUCCESSFUL ESTABLISHMENT OF AND PERFORMANCE UNDER COLLABORATIVE AND COMMERCIAL AGREEMENTS, ADOPTION OF THEIR RESPECTIVE TECHNOLOGIES BY PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES, ACLARA'S ABILITY TO SUCCESSFULLY BUILD A DIRECT SALES AND MARKETING ORGANIZATION, AND OTHER RISK FACTORS IDENTIFIED IN THE FORMS 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AND FORMS 10-Q FOR THE QUARTER ENDED JUNE 30, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY ACLARA AND THIRD WAVE, RESPECTIVELY.

Trademarks
ACLARA BioSciences, eTag, and the ACLARA logo are trademarks of ACLARA BioSciences, Inc. Invader and Cleavase are registered trademarks of Third Wave Technologies Inc.

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